Exhibit 99.1

Kezar Life Sciences Announces Closing of Initial Public Offering and Exercise in

Full of the Underwriters’ Option to Purchase Additional Shares

SOUTH SAN FRANCISCO, June 25, 2018 /PRNewswire/ — Kezar Life Sciences, Inc. (Nasdaq: KZR), a clinical-stage biotechnology company discovering and developing novel small molecule therapeutics to treat unmet needs in autoimmunity and cancer, announced today the closing of its initial public offering of 5,750,000 shares of its common stock, including the exercise in full of the underwriters’ option to purchase 750,000 additional shares of common stock, at a public offering price of $15.00 per share. The gross proceeds to Kezar, before deducting underwriting discounts, commissions and offering expenses, were approximately $86.3 million. All of the common stock was offered by Kezar. Kezar’s common stock is listed on The Nasdaq Global Select Market under the trading symbol “KZR.”

Jefferies and Cowen acted as joint book-running managers for the offering. Wells Fargo Securities and William Blair also acted as book-runners for the offering.

The shares were offered by Kezar pursuant to a registration statement that was declared effective by the U.S. Securities and Exchange Commission (“SEC”) on June 20, 2018. A prospectus relating to and describing the terms of the offering has been filed with the SEC and is available on the SEC’s website at www.sec.gov.

The offering of these shares was made only by means of a prospectus. Copies of the final prospectus relating to this offering can be obtained from Jefferies LLC, Attention: Equity Syndicate Prospectus Department, 520 Madison Avenue, 2nd Floor, New York, NY 10022, or by telephone at (877) 821-7388, or by e-mail at Prospectus_Department@Jefferies.com, or from Cowen and Company, LLC, c/o Broadridge Financial Services, Attention: Prospectus Department, 1155 Long Island Avenue, Edgewood, NY 11717 or by telephone at 631-274-2806, or from Wells Fargo Securities, LLC, Attn: Equity Syndicate, 375 Park Avenue, New York, NY 10152, by telephone at (800) 326-5897, by email at cmclientsupport@wellsfargo.com or William Blair & Company, L.L.C. Attention: Prospectus Department, 150 North Riverside Plaza, Chicago, Illinois 60606, by telephone at (800) 621-0687, or by email at prospectus@williamblair.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of shares of Kezar’s common stock in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of such state or jurisdiction.

About Kezar Life Sciences

Based in South San Francisco, Kezar Life Sciences is a clinical-stage biotechnology company discovering and developing novel small molecule therapeutics to treat unmet needs in autoimmunity and cancer. Kezar’s lead product candidate, KZR-616, a first-in-class selective immunoproteasome inhibitor, has completed testing in healthy volunteers and is now enrolling a Phase 1b/2 clinical trial in lupus and lupus nephritis. In addition, Kezar is also leveraging its protein secretion pathway platform to discover and develop small molecule therapies targeting cancer and immuno-oncology. For more information, please visit www.kezarlifesciences.com.

CONTACTS:

For investors:

Alex Gray, Burns McClellan, Inc., on behalf of Kezar Life Sciences

212-213-0006

agray@burnsmc.com